Exhibit 99.1

Rentrak Acquires Kantar Media’s U.S.-Based

Television Measurement Assets

—Industry Now Has One Massive and Passive Data Service—

PORTLAND, OR (OCTOBER 9, 2014) – Rentrak (NASDAQ: RENT), the leader in precisely measuring movies and TV everywhere, has agreed to acquire the U.S. television measurement business of WPP’s Kantar business unit for $98 million in Rentrak common stock.

The transaction, when closed, will include Kantar Media’s customer contracts and customer relationships involved in U.S. television measurement, creating the benefits of clarity and simplicity for clients in the U.S. TV ratings marketplace with a single massive and passive TV measurement ratings service. This transaction gives Rentrak and Kantar better scale to rapidly innovate their products and services in the United States. No Kantar Media TV measurement or global development capabilities outside of the United States are affected by this transaction.

Under the agreement, Rentrak will also integrate its national and local TV measurement with a number of Kantar’s U.S.-based services that focus on digital media, advertising expenditure and purchase data. The integration will provide advertisers, agencies, TV networks, multichannel video program distributors (MVPDs) and local television stations throughout the U.S. with even more powerful tools to understand consumers’ purchasing habits and the ability to link TV viewing habits with purchase and other behavior in the United States.

“The combined expertise of Kantar and Rentrak will enable clients to better comprehend and leverage the relationship between United States TV viewing and brands,” said Kantar CEO Eric Salama. “We are excited about the future products that we can develop with Rentrak for the U.S. television industry. Clients will benefit from our focus on respondent-level media and purchase data.”

“This agreement is designed to help all of our U.S. agency and TV advertiser clients with new services in television measurement and consumer insights,” said Rentrak’s Vice Chairman and Chief Executive Officer Bill Livek. “We are thrilled to be working with WPP and look forward to partnering with Kantar to provide the marketplace with the best next generation of services.”

Acquisition Terms/Financial Implications

The stock purchase price equates to approximately 1.53 million Rentrak shares, or 12.4 percent of Rentrak’s total shares outstanding, and is valued at $98 million. As part of the agreement, WPP will also purchase shares directly from the company for $56 million in cash, giving WPP a final ownership stake of 16.7 percent of Rentrak’s stock. WPP may also purchase Rentrak shares on the open market so long as its total ownership of Rentrak stock does not exceed 20 percent.

Rentrak expects the agreement to produce multiple long-term revenue streams resulting directly from the acquisition of Kantar’s TV service, as well as from anticipated future joint marketing agreements with Kantar and the company’s expanded relationship with, and endorsement from, GroupM. Rentrak expects to add approximately $7 to $9 million in revenue in fiscal 2016 as a result of the transaction, which is expected to be slightly accretive in fiscal 2016.

The transaction, which is subject to customary regulatory approvals, is anticipated to be completed by the end of calendar 2014.

Goldman, Sachs & Co. served as financial advisor to Rentrak.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, that Rentrak will generate approximately $7 to $9 million in revenue in fiscal 2016 as a result of the transaction and that it will be slightly accretive in fiscal 2016, the ability to close the transaction by the end of calendar 2014, and that the transaction will expand Rentrak’s leadership position in television measurement and consumer insights. These forward-looking statements are based on Rentrak’s current expectations, estimates and projections about its business and industry, management’s beliefs, and certain assumptions, all of which are subject to change. Forward-looking statements are not guarantees of future performance and Rentrak’s actual results may differ significantly as a result of a number of factors, including the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new products to create new revenue streams, its ability to successfully integrate acquired businesses, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak’s financial results are described in Rentrak’s reports on Form 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

About Kantar

Kantar is the data investment management division of WPP and one of the world’s largest insight, information and consultancy groups. By connecting the diverse talents of its 12 specialist companies, the group aims to become the pre-eminent provider of compelling and inspirational insights for the global business community. Its 27,000 employees work across 100 countries and across the whole spectrum of research and consultancy disciplines, enabling the group to offer clients business insights at every point of the consumer cycle. The group’s services are employed by over half of the Fortune Top 500 companies. For further information, please visit us at www.kantar.com.

About WPP

WPP is the world’s largest communications services group with billings in 2013 of US$72.3 billion and revenues of US$17.3 billion. Through its operating companies, the Group provides a comprehensive range of advertising and marketing services including advertising & media investment management; data investment management; public relations & public affairs; branding & identity; healthcare communications; direct, digital, promotion & relationship marketing and specialist communications. The company employs over 179,000 people (including associates) in over 3,000 offices across 111 countries. For more information, visit www.wpp.com.

About Rentrak

Rentrak (NASDAQ: RENT) is the entertainment and marketing industries’ premier provider of worldwide consumer viewership information, precisely measuring actual viewing behavior of movies and TV everywhere. Using our proprietary intelligence and technology, combined with Advanced Demographics, only Rentrak is the census currency for VOD and movies. Rentrak provides the stable and robust audience measurement services that movie, television and advertising professionals across the globe have come to rely on to better deliver their business goals and more precisely target advertising across numerous platforms including box office, multiscreen television and home video. For more information on Rentrak, please visit www.rentrak.com.

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Contact for Kantar:

Lindsay McMurdo

+44 7768 591977

lindsay.mcmurdo@kantar.com

Contact for Rentrak:

Antoine Ibrahim

(646) 722-1561

aibrahim@rentrak.com